Amendment to Employment Agreement with Kevin L. Cornwell dated December 21,
1992.

                                   ARTICLE IV

                                  COMPENSATION

      4.2 Severance Payments. If Cornwell is terminated at any time after the term of this Agreement (of December 21, 1992) for any reason other than pursuant to Sections 3.2(b), 3.2(c) or 3.2(d), the Company agrees that it will pay Cornwell a lump sum payment equal to his annual compensation, inclusive of base salary and management bonus, averaged over the prior three calendar years, within thirty (30) days of the date his employment terminates, plus two additional lump sum payments, each of the same amount as the first payment, on the ensuing two anniversary dates of his termination. In the event of a "Change of Control" as defined in Section 1.2, for each $1.00 per share of common stock in excess of an equivalent $14.00 per share purchase price by an acquiring entity of a controlling interest of UM's common stock, of for each portion of $1.00 above the $14 threshold price, each annual lump sum severance payment shall be increased by Twenty-Five Thousand Dollars ($25,000), or applicable proration thereof.

The other surviving applicable provisions of the Agreement including ARTICLE I, DEFINITIONS, shall continue to apply.